Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

News Media

Investor Relations

Paul Fitzhenry	Ed Arditte
609-720-4261	609-720-4621
Antonella Franzen
609-720-4665

TYCO INTERNATIONAL SHAREHOLDERS APPROVE PROPOSALS

AT ANNUAL GENERAL MEETING AND SPECIAL GENERAL MEETING

PEMBROKE, Bermuda – March 12, 2009.  Tyco International Ltd. (NYSE: TYC)  announced today that its shareholders have approved all proposals presented during the company’s Annual General Meeting and a subsequent Special General Meeting convened to consider the company’s change in domicile from Bermuda to the canton of Schaffhausen, Switzerland.

During the Annual General Meeting, shareholders approved proposals to re-appoint Deloitte & Touche LLP as the company’s independent auditors, to amend the company’s stock and incentive plan and to elect the company’s Board of Directors to new one-year terms.

Shareholders elected a slate of 11 nominees consisting of 10 individuals who served on the Tyco Board in 2008 and a new nominee, R. David Yost.  Mr. Yost, 61, is President and Chief Executive Officer of AmerisourceBergen, a comprehensive pharmaceutical services provider.

During the Special General Meeting, shareholders approved the company’s previously-announced change in domicile which is expected to become official next week following the completion of governmental filings both in Bermuda and Switzerland.

-more-

Following the change in domicile, Tyco will continue to be registered with the U.S. Securities and Exchange Commission and to prepare its financial statements in U.S. dollars and in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The Company’s common shares will continue to be listed on the New York Stock Exchange under the ticker symbol “TYC”.

ABOUT TYCO INTERNATIONAL

Tyco International (NYSE: TYC) is a diversified, global company that provides vital products and services to customers in more than 60 countries. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco had 2007 revenue of more than $18 billion and has 118,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

# # #